Exhibit 16.1

September 26, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Xenonics Holdings, Inc.

Gentlemen:
We have read Item 4.01 of Form 8-K dated September 26, 2007 of Xenonics Holdings, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 4.01 (a). We have no basis to agree or disagree with other statements of the registrant contained therein.
Sincerely,

/s/ Eisner LLP
Eisner LLP